Exhibit 1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of August 30, 2011, by and between ST. GEORGE INVESTMENTS, LLC, an Illinois limited liability company (the “Buyer”), and PULSE SYSTEMS CORPORATION, a California corporation (the “Seller”). Each of the Buyer and the Seller are referred to herein individually as a “Party” and collectively as the “Parties.”

A. The Seller owns 1,760,000 the Preferred Units (as defined in that certain Second Amended and Restated Limited Liability Company Agreement dated March 31, 2009, as amended by that certain First Amendment to Second Amended and Restated Limited Liability Company Agreement of Pulse Systems, LLC, dated June 17, 2010) (the “Operating Agreement”) of Pulse Systems, LLC, a Delaware limited liability company (“Pulse Systems”), and a 19.80095 percentage interest (“Pulse Seller Interest”) in Pulse Sellers, LLC, a Utah limited liability company (“Pulse Sellers”).  Pulse Sellers owns that certain Secured Promissory Note dated June 17, 2010 in the amount of $1,750,000 made by United American Healthcare Corporation, a Michigan corporation (“UAHC”) in favor of Pulse Sellers (the “PS Note”).  The Preferred Units and the Pulse Sellers Interest are sometimes referred to herein as the “Units”.

B. Upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Units (the “Purchase”).

C. The transfer of the Preferred Units is subject to restriction and other rights pursuant to the Operating Agreement, Amended and Restated Investor Rights Agreement dated June 17, 2010, and Redemption Agreement dated June 17, 2010, by and between Seller and Pulse Systems (the “Redemption Agreement”), and the Pulse Sellers Interest is subject to restrictions pursuant to the Operating Agreement of Pulse Sellers dated June 4, 2010 (collectively, the “Restrictive Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF UNITS

1.1 Purchase of Units; Purchase Price.

(a) On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Units, free and clear of all claims, liens, pledges, hypothecations, charges, mortgages, security interests, assessments, preemptive rights, rights of first refusal, or other encumbrances or restrictions of any nature, whether arising by agreement, operation of law or otherwise (each, an “Encumbrance”), except for those Encumbrances imposed by applicable federal and state securities laws, and as set forth in the Restrictive Agreements.

(b) Subject to the adjustment set forth below in subsection (c) of this Section, the Buyer agrees to purchase and the Seller agrees to sell the Units in exchange for cash in the amount of $1,849,104.00 (the “Purchase Price”), with $1,760,000.00 being allocated to the purchase of the Preferred Units and $89,104.00 being allocated to the purchase of the Pulse Sellers Interest.  The Purchase Price shall be payable in the manner set forth in Section 1.2 below.

(c)      If after execution hereof and prior to the Closing, Seller receives a payment, under or in connection with the PS Note, then the Purchase Price will be adjusted downward such that the net effect to the Purchase Price is a decrease in an amount equal to the amount of such payment.

1.2 Payment of the Purchase Price. Subject to the terms and conditions of this Agreement being met, the Purchase Price shall be paid pursuant in cash at the Closing (as defined below).

1.3 Closing.  The closing of the sale and purchase of the Units (the “Closing”) shall take place at the Buyer’s office on the first date when the conditions set forth in Section 1.5 and Section 1.6 hereof have either been satisfied or waived by the party in whose favor such condition runs. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”  This Agreement shall terminate and be of no further legal effect if the closing does not occur before September 1, 2011.

1.4 Deliveries. At the time of the Closing, the sale and transfer of the Units will be effected by delivery by the Seller to the Buyer of an Assignment of Membership Units with respect to the Preferred Units in the form attached hereto as Exhibit A-1, and an Assignment of Membership Interest with respect to the Pulse Sellers Interest in the form attached hereto as Exhibit A-2, and delivery of all certificates in the Seller’s possession representing the Seller’s ownership of the Units.

1.5           Conditions to Buyer’s and Seller’s Obligation to Close.  At or prior to the time of the Closing, the Buyer and Seller shall have received, in form satisfactory to the Buyer and Seller, all company, individual, or corporate approvals, as the case may be, with respect to the transactions contemplated by this Agreement, including, without limitation, waivers of any rights of first refusal or co-sale rights or other rights under the Restrictive Agreements. In addition, at the time of the Closing, Grayson Beck (“Beck”) and John Gill (“Gill”) shall deliver that certain Separation and Standstill Agreement, fully executed by each of them and Seller, in substantially the form attached hereto as Exhibit B.

1.6           Conditions to Seller’s Obligation to Sell.  Buyer hereby acknowledges that pursuant Section 5(b) of the Redemption Agreement, Pulse Systems agreed to pay 100% of all premiums associated with Beck’s medical insurance benefits (“Beck’s Benefits”) until the final payment of the redemption of the Preferred Units and payment in full of the Unsatisfied Preferred Return (as defined in the Operating Agreement) on the Preferred Units.  Buyer agrees that it will not make any claim to Beck’s Benefits and that it will not interfere with the payment for Beck’s Benefits.  Pulse Systems, for its part, agrees that Beck’s Benefits will continue for the benefit of Beck subject to the terms and conditions of the Redemption Agreement.  In no event shall Buyer be responsible to provide or pay for Beck’s Benefits in the event that Pulse Systems fails to do so.  For purposes of clarity, Beck shall have no remedy or cause of action against the Buyer should Pulse Systems fail to continue Beck’s Benefits.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Buyer to enter into this Agreement, the Seller represents and warrants to the Buyer as follows:

2.1 Organization.  The Seller is a California corporation duly organized, validly existing and in good standing under the laws of the State of California, and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary.

2.2           Binding Obligation. This Agreement and the other agreements required to consummate the Purchase to which the Seller is a party have been duly executed and delivered by the Seller and are legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

2.3           No Violation to Result.  Except as limited by the Restrictive Agreements, the execution, delivery and performance by the Seller of this Agreement and the other documents contemplated hereby and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the articles of incorporation, bylaws or other governing documents of the Seller or any resolution adopted by the board of directors of the Seller, if applicable, (y) any note, debt instrument, security agreement, mortgage or any other contract to which the Seller is a party or by which Seller is bound or (z) to Seller’s knowledge, any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any nation, state or other instrumentality or political subdivision thereof (including any county or city), or any entity exercising executive, legislative, judicial, military, regulatory or administrative functions pertaining to any government (each, a “Government Authority”) which is applicable to the Seller; (ii) to Seller’s knowledge, give any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business group, Government Authority or other entity (each, a “Person”) the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the Units or any of the properties or assets of the Seller.  No notice to, filing with, or consent of, any Person is necessary in connection with, nor is any “change of control” provision triggered by, the execution, delivery or performance by the Seller of this Agreement and the other documents contemplated hereby nor the consummation by the Seller of the transactions contemplated hereby or thereby, except as required by the Restrictive Agreements.

2.4 Ownership of Units/UAHC Common Shares.  The Seller is the sole owner of the Units, and has good and marketable title thereto, and the Units are free and clear of all Encumbrances except for those imposed by applicable federal and state securities laws.  Other than the Restrictive Agreements, there are no voting trusts or proxies with respect to the voting of the Units.  The Seller owns 1,760,000 preferred units of Pulse Systems, a 19.80095 percentage of Pulse Sellers, and 297,082 Common Shares (as defined in the Restated Articles of Incorporation of UAHC dated September 10, 1990) of UAHC.

2.5           Entire Interest. The Units constitute the Seller’s entire interest in the equity and debt of the Pulse Systems, Pulse Sellers.  The Common Shares constitute the Seller’s entire interest in the equity and debt of UAHC.  Upon the Closing and the subsequent sale of the Common Shares and Units as provided for herein, the Seller will have no ownership or financial claim, right or interest in or to, whether such interest be debt, equity, or otherwise in Pulse Systems, Pulse Sellers, or UAHC.

2.6 Brokers. To the Seller’s knowledge, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any of the Parties for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Seller.

2.7 Disclosure. No representation or warranty by the Seller contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.

2.8  Litigation and Known Claims. To the best of the Seller’s knowledge, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or threatened against the Seller or which relates to the Units or the transactions contemplated by this Agreement, nor does the Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect the Seller, the Units, or the transactions contemplated hereby.  As of the Closing Date, the Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, settlement, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which affects the Seller, the Units, or the transactions contemplated hereby.

2.9  Bankruptcy. The Seller has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, or petitioned or applied to any tribunal for any receiver, conservator or trustee of the Seller or any of the Seller’s property or assets.

2.10  Information. The Seller has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement and perform the obligations set forth herein. The Seller hereby acknowledges that it has not relied on any representation or statement of the Buyer, other than those set forth in this Agreement, in making its investment decision to sell the Units.  The Seller has knowledge and experience in the financial and business matters of Pulse Systems and Pulse Sellers.

2.11 Valuation of Shares. The Seller acknowledges that (i) the per unit Purchase Price is not based on an independent valuation of the Units or on any other commonly used valuation method and may not reflect the fair market value of the Units, (ii) the Seller has performed, or had the opportunity to perform, its own analysis and valuation of the Units, and (iii) it has had the opportunity to make inquiries of Pulse Systems and Pulse Sellers and their respective officers regarding the Pulse Systems’ and Pulse Sellers’ business affairs and financial condition and has acquired sufficient information about Pulse Systems and Pulse Sellers to reach an informed and knowledgeable decision prior to entering into this Agreement. In entering into this Agreement and consummating the sale of the Units contemplated hereby, the Seller assumes the risk that the Purchase Price may not reflect the fair market value of the Units or the value of the Units pursuant to any other valuation basis. The Seller acknowledges that the Purchase Price was determined through an arm’s length negotiation between the Seller and the Buyer, and that the Seller did not rely on the Buyer or any other Person to determine the value of the Units.

2.12 Taxes. The Seller has reviewed with its own tax and legal advisors the federal, state, local and foreign tax consequences, including, but not limited to, capital gains treatment and other related tax provisions that may be applicable to the transaction contemplated by this Agreement. The Seller relies solely on such advisors and not on any statements or representations of the Buyer or any of its agents, officers, directors, shareholders or employees for the federal, state, local and foreign tax consequences to the Seller that may result from the transaction contemplated by this Agreement. The Seller understands that it (and not the Buyer) shall be responsible for any tax liability that may arise as a result of the sale of the Common Shares and Units contemplated by this Agreement.

2.13 Full Disclosure.  The Seller has disclosed all information regarding its ownership of the Units and the Common Shares.  To the Seller’s knowledge, neither the Seller nor its affiliates or principals has any other interest or agreement with, whether financial, voting or otherwise, Pulse Systems, Pulse Sellers, or UAHC, or their subsidiaries or affiliates, that has not been previously disclosed to the Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller, as of the Closing Date, as follows:

3.1           Organization.  The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois, and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary.

3.2           Binding Obligation. This Agreement and the other agreements required to consummate the Purchase to which the Buyer is a party have been duly executed and delivered by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

    3.3           Authority for Agreement. The Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby.  The Buyer has duly approved this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  No other proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which the Buyer is a party have been duly executed and delivered by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.

3.4           No Violation to Result.  The execution, delivery and performance by the Buyer of this Agreement and the other documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the bylaws, articles of incorporation or other governing documents of the Buyer or any resolution adopted by the shareholders of the Buyer, (y) any note, debt instrument, security agreement, mortgage or any other contract to which the Buyer is a party or by which it is bound or (z) to Buyer’s knowledge any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Buyer; (ii) to Buyer’s knowledge give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the properties or assets of the Buyer.  No notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement and the other documents contemplated hereby nor the consummation by the Buyer of the transactions contemplated hereby or thereby.

3.5           Disclosure. No representation or warranty by the Buyer contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.

3.6           Bankruptcy. The Buyer has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, or petitioned or applied to any tribunal for any receiver, conservator or trustee of the Buyer or any of the Buyer’s property or assets.
3.7           Information. The Buyer has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement and perform the obligations set forth herein. The Buyer hereby acknowledges that it has not relied on any representation or statement of the Seller, other than those set forth in this Agreement, in making its investment decision to buy the Units.  The Buyer has knowledge and experience in the financial and business matters of Pulse Systems and Pulse Sellers.

3.8           Valuation of Shares. The Buyer acknowledges that (i) the per unit Purchase Price is not based on an independent valuation of the Units or on any other commonly used valuation method and may not reflect the fair market value of the Units, (ii) the Buyer has performed, or had the opportunity to perform, its own analysis and valuation of the Units, and (iii) it has had the opportunity to make inquiries of the Seller, Pulse Systems, and Pulse Sellers and their respective officers regarding Seller’s, Pulse Systems’ and Pulse Sellers’ business affairs and financial condition and has acquired sufficient information about Pulse Systems and Pulse Sellers to reach an informed and knowledgeable decision prior to entering into this Agreement. In entering into this Agreement and consummating the sale of the Units contemplated hereby, the Buyer assumes the risk that the Purchase Price may not reflect the fair market value of the Units or the value of the Units pursuant to any other valuation basis. The Buyer acknowledges that the Purchase Price was determined through an arm’s length negotiation between the Seller and the Buyer, and that the Buyer did not rely on the Buyer or any other Person to determine the value of the Units.

3.9           Taxes. The Buyer has reviewed with its own tax and legal advisors the federal, state, local and foreign tax consequences, including, but not limited to, tax provisions that may be applicable to the transaction contemplated by this Agreement. The Buyer relies solely on such advisors and not on any statements or representations of the Seller or any of its agents, officers, directors, shareholders or employees for the federal, state, local and foreign tax consequences to the Buyer that may result from the transaction contemplated by this Agreement.

3.10           Full Disclosure.  The Buyer has disclosed all information regarding its purchase of the Units and the Common Shares.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1           Transfer Taxes, Etc. All transfer taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such taxes under applicable law when due. The responsible Party shall, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer taxes.

        4.2    Further Assurances. Each Party will, either at or after the Closing, execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required by the other Party to consummate the Purchase and to effect the other purposes of this Agreement.

4.3   Survival of Representations, Warranties and Covenants.  Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing and be enforceable until such covenant or agreement has been fully performed.  All representations and warranties of the Parties contained in this Agreement or in any other agreement or document executed and delivered pursuant hereto shall survive the Closing for the lesser of (x) two (2) years and (y) the expiration of the applicable statute of limitations.

4.4   Indemnification.

(a) The Seller agrees to indemnify and hold harmless against and pay on behalf of or reimburse as and when incurred the Buyer and its affiliates, shareholders, partners, managers, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) for any and all losses, liabilities, claims, damages, interest, costs and expenses (including reasonable attorneys’ fees and costs of investigation and defense) the Buyer Parties may suffer, sustain or incur as a result of, in connection with, relating or incidental to or by virtue of any claims by a third-party arising out of or relating to: (i) any facts or circumstances which constitute a breach of any representation or warranty of the Seller under this Agreement; or (ii) any nonfulfillment or breach of any covenant, agreement or other provision of this Agreement by the Seller.

(b) The Buyer agrees to indemnify and hold harmless against and pay on behalf of or reimburse as and when incurred the Seller and its affiliates, shareholders, partners, managers, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Parties”) for any and all losses, liabilities, claims, damages, interest, costs and expenses (including reasonable attorneys’ fees and costs of investigation and defense) the Seller Parties may suffer, sustain or incur as a result of, in connection with, relating or incidental to or by virtue of any claims by a third-party arising out of or relating to: (i) any facts or circumstances which constitute a breach of any representation or warranty of the Seller under this Agreement; or (ii) any nonfulfillment or breach of any covenant, agreement or other provision of this Agreement by the Buyer.

4.5   Mutual Release of Claims.

(a)  The Seller, together with the Seller’s representatives and assigns, hereby fully and completely releases and waives any and all claims, complaints, causes of action or demands of whatever kind which it has or may have, known or unknown, suspected or unsuspected, both at law or in equity, against Pulse Systems, Pulse Sellers, UAHC, the Buyer, and each of their respective officers, employees, members or managers, arising out of any actions, conduct, decisions, behavior or events occurring prior to the Closing Date, including without limitation claims related to the decisions and management of Pulse Systems, Pulse Seller, UAHC or Buyer, including, without limitation, Seller’s ownership of the Units or any other equity or claim thereto of the Buyer.  The Seller understands and accepts that this release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which the Seller has or may have against the above-referenced released parties. However, nothing in this release shall release Pulse Systems, Pulse Sellers, UAHC, the Buyer, or any of their respective officers, employees, members or managers, from: (i) any of Buyer’s obligations under this Agreement, or (ii) any indemnity, contribution or reimbursement obligations arising from any third-party claims.

(b) The Buyer, Pulse Systems, and UAHC, and each of them, together with their representatives and assigns, hereby fully and completely releases and waives any and all claims, complaints, causes of action or demands of whatever kind which it has or may have, known or unknown, suspected or unsuspected, both at law or in equity, against the Seller, and its respective officers, employees, members or managers, arising out of any actions, conduct, decisions, behavior or events occurring prior to the Closing Date, including without limitation claims related to the decisions and management of Pulse Systems, Pulse Sellers, UAHC or Seller. The Buyer, Pulse Systems, and UAHC, and each of them, understands and accepts that this release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which the Buyer has or may have against the above-referenced released parties.

4.6   Confidentiality. The Seller agrees and reaffirms that it and its officers, employees and shareholders will abide by the terms and conditions of any and all confidentiality, non-compete, and non-solicitation provisions set forth in any agreement with respect to Pulse Systems, Pulse Sellers, and UAHC, respectively, including without limitation that certain Securities Purchase Agreement dated June 17, 2010, by and among UAHC, John M. Fife, as the Seller Representative (defined therein), Pulse Sellers, Pulse Holdings, LLC, and certain other parties.

4.7   Sale of UAHC Common Shares.  The Seller agrees that no later than six (6) months from the date hereof, it will have sold all of its rights, title and interest in and to the Common Shares owned by Seller and its affiliates so long as there is a public market and listing of the Common Shares, and subject to any delays due to legal restrictions or limitations to such sales imposed by any Government Authority.  The Seller shall use its best efforts to obtain the fair market value for the Common Shares.  In the event that the aggregate gross proceeds of the Common Shares is less $59,750.74 (“UAHC Shares Minimum Price”), Buyer agrees that upon receipt and verification of the brokerage confirmation setting forth the gross proceeds from of the sale of the Common Shares, it will pay the difference to Buyer between the actual sales price and the UAHC Shares Minimum Price.  The Seller agrees that it will not sell nor offer to sell more than 100,000 shares of the Common Shares in any given calendar month (“UAHC Maximum”).   Notwithstanding the foregoing, in the event that Seller receives at any time after the date hereof, any additional shares of stock of UAHC, whether disallowed or otherwise, the Seller shall immediately dispose of such additional stock which disposition shall not be subject to the restrictions of this Section 4.8.

ARTICLE V
MISCELLANEOUS

5.1           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Seller and his respective heirs, executors, administrators, legal representatives, successors and assigns.  This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by the Buyer hereunder may be assigned by the Buyer to a third party, including its financing sources, in whole or in part; provided, however, that any such assignment shall not relieve the Buyer of its obligations under this Agreement.

5.2   Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and wholly performed in that jurisdiction, without regard to conflict of law principles.  The Seller hereby expressly consents to the personal jurisdiction of the state and federal courts located in or about County of Cook, State of Illinois, or Yolo County, State of California for any action or proceeding arising from or relating to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any such action or proceeding shall only be venued in such courts.

5.3 Severability.  If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

5.4 Amendment.  This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by the Buyer and the Seller.

5.5 Waiver.  Any Party hereto may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the other Parties hereto contained herein.  No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance.  No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

5.6 Notices.  All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

If to Seller:

Pulse Systems Corporation
Attn: Grayson Beck
27681 Mace Blvd
Davis, CA 95616

with a copy to (which shall not constitute notice):

Greenan, Peffer, Sallander & Lally LLP
Attn: Jon Ishibashi
6111 Bollinger Canyon Road, Suite 500
San Ramon, CA 94583

If to the Buyer:

St. George Investments, LLC
Attn: John M. Fife
303 East Wacker Drive, Suite 1200
Chicago, Illinois 60601

with a copy to (which shall not constitute notice):

Carman Lehnhof Israelsen LLP
Attn: Jonathan K. Hansen
4626 North 300 West, Suite 160
Provo, Utah 84604

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

5.7 Expenses.  Unless otherwise expressly provided herein, all costs and expenses incident to the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, shall be borne and paid by the Party incurring such costs and expenses.

5.8 Complete Agreement.  This Agreement, including those documents expressly referred to herein and all Exhibits hereto, embody the complete agreement and understanding between the Parties and supersede and preempt any prior understandings, agreements or representation by or between the Parties, written or oral, which may have related to the subject matter herein.

5.9  Absence of Third Party Beneficiary Rights.  Pulse Systems, Pulse Sellers, and UAHC are intended third party beneficiaries of this Agreement with respect to Sections 4.5, 4.6, and 4.7.  Other than the foregoing limited rights as a third party beneficiary, no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, equityholder, employee or partner of any Party hereto or any other Person.

5.10 Mutual Drafting.  This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

5.11 Further Representations.  Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.

5.12 Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

5.13 Specific Performance.  In addition to any other remedies that the Buyer may have at law or in equity, the Seller hereby acknowledges that the harm which might result to the Buyer from breaches by the Seller of its obligations under this Agreement cannot be adequately compensated by damages.  Accordingly, the Seller agrees that the Buyer shall have the right to have all obligations and undertakings set forth in this Agreement specifically performed by the Seller and that the Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

5.14 Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document required hereby may be executed by facsimile or email signature, which shall be considered legally binding for all purposes.

5.15 Attorneys’ Fees.  In the event that any dispute among the Parties should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys, which shall include, without limitation, all fees, costs and expenses of appeals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Party hereto has caused this Securities Purchase Agreement to be duly executed effective as of the date first above written.

THE BUYER:

By: /s/ John M. Fife   ________________________
Name: John M. Fife _________________________
Title: _____________________________________

THE SELLER:

PULSE SYSTEMS CORPORATION

By: /s/ Grayson Beck ________________________
Name: Grayson Beck ________________________
Title: CFO/Secretary_________________________

SIGNATURE PAGE TO SECURTIES PURCHASE AGREEMENT

ACKNOWLEDGMENT AND AGREEMENT

The undersigned having reviewed the foregoing Agreement hereby acknowledges and agrees to be bound by the terms and conditions of Section 1.6 and 4.5(b) hereof.

PULSE SYSTEMS, LLC

By: /s/ Robert T. Sullivan  ____________________
Name: Robert T. Sullivan_____________________
Title: CFO_________________________________

PULSE SYSTEMS, LLC SIGNATURE PAGE TO SECURTIES PURCHASE AGREEMENT

ACKNOWLEDGMENT AND AGREEMENT

The undersigned having reviewed the foregoing Agreement hereby acknowledges and agrees to be bound by the terms and conditions of Section 4.5(b) hereof.

UNITED AMERICAN HEALTHCARE CORPORATION

By: /s/ Robert T. Sullivan  ____________________
Name: Robert T. Sullivan_____________________
Title: CFO_________________________________

UAHC SIGNATURE PAGE TO SECURTIES PURCHASE AGREEMENT